Filed Pursuant to Rule 424(b)(5)
Registration No. 333-189764

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED AUGUST 29, 2013

PROSPECTUS SUPPLEMENT
(to Prospectus dated July 2, 2013)

Ordinary Shares
Cimatron Limited

We are offering              of our ordinary shares. Our ordinary shares are currently traded on The NASDAQ Capital Market under the symbol “CIMT.” On August 28, 2013, the last reported sales price for our ordinary shares on The NASDAQ Capital Market was $6.60 per share.

Investing in our ordinary shares involves risks. See “Risk Factors” beginning on page S-2 of this prospectus supplement.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds, Before Expenses, to Cimatron	$	$

We have granted the underwriter the right to purchase up to an additional                 of our ordinary shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We anticipate that delivery of the ordinary shares will be made on or about           , 2013.

Roth Capital Partners

The date of this prospectus supplement is              , 2013.

Page

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of their respective dates.

S - i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference, on the other hand, the information in this prospectus supplement shall control. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus supplement or the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized anyone else to provide you with information that is in addition to or different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, along with the information contained in any permitted free writing prospectuses we have authorized for use in connection with this offering. We are offering to sell, and seeking offers to buy, our ordinary shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the date of the accompanying prospectus, and the information in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our ordinary shares. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read both this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and the additional information described under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement and in the accompanying prospectus, before investing in our ordinary shares.

In this prospectus supplement and the accompanying prospectus, unless otherwise indicated or the context otherwise requires, the terms “Cimatron,” “our company,” “the Company,” “we,” “our,” and “us” refer to Cimatron Limited and its consolidated subsidiaries.

This prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectuses we have authorized for use in connection with this offering include trademarks, service marks and trade names owned by us or others or trademarks for which we or others have pending registration applications or common law rights. These include Cimatron Limited and the Cimatron logo, which are our trademarks or registered trademarks. This prospectus supplement may also include trade names, trademarks and service marks of other companies and organizations which are the property of their respective owners.

S - ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. Before you decide to invest in our ordinary shares, you should read carefully and in their entirety this entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference, and the section entitled “Risk Factors” in this prospectus supplement and our consolidated financial statements and related notes incorporated by reference in the accompanying prospectus.

Cimatron Limited

We are a leading provider of integrated, CAD/CAM software solutions for mold, tool and die makers as well as manufacturers of discrete parts. Our software solutions are designed to be comprehensive and cost-effective, and to streamline manufacturing cycles and ultimately shorten product delivery time.

Our product lines include the CimatronE and GibbsCAM brands with software solutions for mold design, die design, electrode design, 2.5 to 5 Axis milling, wire EDM, turn, Mill-turn, rotary milling, multi-task machining, and tombstone machining. Our subsidiaries and extensive distribution network serve and support customers in the automotive, aerospace, medical, consumer plastics, electronics, and other industries in over 40 countries worldwide.

Our full, legal name is Cimatron Limited and we were incorporated under Israeli law in 1982. Our corporate headquarters are located at 11 Gush Etzion Street, Givat Shmuel 54030, Israel. Our telephone number is +972-73-237-0237 and our website is located at www.cimatron.com. The information on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and should not be relied upon with respect to this offering.

THE OFFERING

Ordinary shares offered by us	shares

Ordinary shares to be outstanding after the offering	shares

Use of proceeds
We expect to use the net proceeds that we will receive from this offering for general corporate purposes and working capital requirements. We may also use a portion of the proceeds from the offering to fund potential acquisitions, although we currently have no definitive understandings or agreements related to any such acquisition. See “Use of Proceeds.”

Risk factors
You should read the “Risk Factors” section of this prospectus supplement and in the documents incorporated by reference for a discussion of factors to consider before deciding to purchase ordinary shares.

NASDAQ Capital Market symbol	CIMT

The number of ordinary shares to be outstanding after the offering is based on 9,361,897 shares outstanding as of August 28, 2013 and excludes (a) 641,917 shares reserved for issuance and available for future grant or sale under our share option plan as of August 28, 2013.  Of such 641,917 shares, 334,500 shares have been approved for grant as restricted shares under our share option plan by our board of directors to certain of our officers, directors and employees and will be granted subject to shareholder approval of certain restricted share issuances and our proposed compensation policy at our annual meeting of shareholders to be held on September 10, 2013.

Unless otherwise stated, the information in this prospectus supplement assumes that the underwriter has not exercised its option to purchase additional shares from us to cover over-allotments.

RISK FACTORS

Investing in our ordinary shares involves a high degree of risk. You should carefully consider the risk factors set forth herein and in the accompanying prospectus before deciding whether to invest in our ordinary shares. Additional risks and uncertainties not presently known to us may also affect our business. If any of these known or unknown risks or uncertainties actually occurs with material adverse effects on us, our business, financial condition and results of operations could be seriously harmed. In that event, the market price for our ordinary shares will likely decline and you may lose all or part of your investment.

Risks Related to our Business

We face intensive competition in our industry.

The CAD/CAM software industry, characterized by rapid advances in technology and changing customer requirements, is highly competitive. We design, develop, manufacture, market and support a family of modular, high performance, fully integrated, computer-aided design/computer aided manufacturing, or CAD/CAM, software products. Traditionally, our competitors in the CAD/CAM market are at both the high and low end of the market. The lower end of the market consists of dedicated Numerical Control, or NC, programming systems offerings, which have limited or no modeling capability, while the high end of the market, including our CimatronE and GibbsCAM product families, consists of integrated CAD/CAM systems, Mill/Turn and Multi Task Machining software. Many high-end market products are roughly similar to our CimatronE and GibbsCAM product lines.

As the CAD/CAM software industry is highly fragmented and characterized by many relatively small and privately owned companies, we face competition from numerous companies in relation to all of our products. In addition, some of our competitors are more established, benefit from greater market recognition and have greater financial, production and marketing resources than us. We believe that, due to the large number of companies that operate in this market, we do not have a single major competitor or a group of competitors. The principal factors permitting our products to compete successfully against our competitors’ products are:

•	the compatibility of our products with other software applications and existing and emerging industry standards;

•	our ongoing product and feature development;

•	the offering of unique innovative products to the tooling and manufacturing industries;

•	the level of our product breadth and integration;

•	the technical expertise and support that we provide;

•	the flexibility of our products;

•	the reputation we maintain among certain independent distributors of our products, to which we refer as resellers; and

•	the relatively low overall price and total cost of ownership of our products combined with the high-end capabilities of our products.

Although we believe that the attributes of our products provide us with a competitive advantage over our competitors, there can be no assurance that the marketplace will consider CimatronE and/or GibbsCAM to be superior to existing competing products. In addition, new competitors may arise in each of the markets in which we currently operate. Furthermore, as we enter new geographic markets, we may encounter significant competition from companies that are more established in such markets. Accordingly, there can be no assurance that our existing or future products will successfully compete against our competitors’ products.

We are heavily reliant on the sale of two families of products.

Sales and services related to the CimatronE product family historically accounted for substantially all of our revenue, and we introduced the GibbsCAM product family following our merger with Gibbs System, Inc., or Gibbs System, in January 2008. Because we rely exclusively on revenues generated via these two product families, if sales of products from either such family were to decline, or fail to grow, or the profit margin on those products were to decrease significantly, our business, financial condition and results of operations would be materially and adversely affected.

Our business depends significantly upon sales by our customers of products in the consumer market. This market is extremely competitive and is highly susceptible to fluctuations in demand.

Our products are designed for use by manufacturers of consumer products or consumer product components. The consumer products market is intensely competitive and price sensitive. Sales of consumer products have historically been dependent upon discretionary spending by consumers. Consumers may defer or alter purchasing decisions based on economic conditions or other factors, which, accordingly, could cause a reduction in demand for products manufactured by our customers. Softened consumer demand for consumer products has been causing a decline in the demand for our products. Global economic conditions, tight credit conditions and high unemployment, may cause a decrease in demand for our products. Softening in demand for consumer products has caused, and may continue to cause, uncertainty with respect to our expected revenues and has adversely affected, and may continue to adversely affect, our revenues and operating results.

Unfavorable economic and market conditions and reduced consumer spending in previous years caused, and may cause again, decreased demand for our products and services and harmed, and may harm again, our business, financial condition and results of operations.

We are subject to the effects of global, economic and market conditions. Many of the world’s largest economies and financial institutions are still experiencing sluggish economic activity, depressed asset prices, liquidity problems and limited availability of credit. Prevailing global and European macroeconomic conditions such as inflation and the weakening of the Euro in relation to many world currencies which make it more expensive to import consumer products into European countries, as well as microeconomic conditions such as ongoing, tight local credit markets which have been negatively impacting the ability of manufacturers to grow and obtain working capital from local lenders, have been negatively impacting, and may continue to negatively impact, our enterprise business. To the extent that our business continues to be adversely affected as a result of such unfavorable economic and market conditions, our operating results may be materially adversely affected.

The crisis in world credit markets has had a particularly severe impact on financing in the manufacturing sector in which many of our customers operate and thereby threatens a continued reduction in our primary source of revenues.

The primary consumers for our products and services are typically small to medium-sized companies involved in the mechanical engineering and manufacturing industry, subcontractors that supply major corporations within the core mechanical engineering and manufacturing industry, and departments or divisions within these major corporations. The manufacturing industry was particularly hard-hit by the global credit crisis in 2008 and 2009, as manufacturers found it very difficult to obtain the financing that they needed in order to make capital expenditures for new hardware to be used in their operations. Because of the lack of financing for new hardware, manufacturers had lesser demand for our software products and services, which are compatible with, and dependent upon, such hardware. This rippling effect had a material adverse effect on our primary source of revenues towards the end of 2008 and through 2009, thereby impacting our operating results and overall financial condition in a material, negative manner. Although in 2010, 2011 and 2012 we saw a recovery from the crisis, we cannot assure you that such a crisis will not return, and if so, to what extent it would affect our revenues and profitability.

Integration of any future acquisitions of companies or technologies may distract our management and disrupt our business. In addition, the issuance by us of securities as consideration payable in such acquisitions could be dilutive to our existing shareholders.

One of our strategies is to acquire or make investments in complementary businesses, technologies, services or products if appropriate opportunities arise. For instance, over the course of the period from July 2005 through July 2008, we initiated and completed the acquisition of all of the outstanding stock of our Italian distributor. In January 2008 we completed the merger of Gibbs System into a wholly owned subsidiary – Cimatron Gibbs LLC. As consideration in the merger with Gibbs System, we paid cash in the amount of approximately $5 million and we issued 1,500,000 of our ordinary shares. We may in the future engage in discussions and negotiations with companies about our acquiring or investing in those companies’ businesses, products, services or technologies. We cannot give assurances that we will be able to identify future suitable acquisition or investment candidates, or, if we do identify suitable candidates, that we will be able to make the acquisitions or investments on commercially acceptable terms or at all. In addition, in the context of any future acquisition or investment in another company, we could experience difficulties assimilating that company’s personnel, operations, technology or products and service offerings into our own or in retaining and motivating key personnel from these businesses. Any such difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. Furthermore we cannot provide assurance that we will realize the benefits and/or synergies of any business combination with another company. In addition, we may incur indebtedness or dilute our existing shareholders by issuing equity securities to pay for any future acquisitions.

We are subject to several risks as a result of our international sales.

To date, our products have been sold primarily in Europe, the Far East, North America and Israel. We expect that international sales will continue to represent a substantial portion of our business. Companies that engage in international sales are subject to a number of risks, such as:

•	agreements may be difficult to enforce through a foreign company’s legal system;

•	foreign countries could impose additional withholding or other taxes on our income;

•	foreign countries could impose tariffs or adopt other restrictions on foreign trade;

•	fluctuations in exchange rates;

•	changes in general economic conditions in one or more countries could affect product demand;

•
the protection of intellectual property rights in foreign countries may be limited or more difficult to enforce (such as in certain countries in the Far East and China, in particular, as described below); and

•	difficulties in managing overseas subsidiaries and international operations, including difficulty in retaining or replacing local management.

There can be no assurance that these and similar factors will not have a material adverse effect on our future international sales and, consequently, on our business, future prospects and results of operations.

Many customers of the CAD/CAM industry have migrated their operations to the Far East. In order to remain competitive in the industry, we need to penetrate the Far East markets; operation in these markets subjects us to specific risks.

Many mold, tool, die and fixture makers have migrated or intend to migrate their operations to markets in the Far East, such as China, in order to take advantage of the relatively lower cost of labor available in those markets for their manufacturing activities. We anticipate that this migration will continue. In order to continue to compete in the CAD/CAM software industry, we will need to increase our penetration of these markets. Many of those markets, including China, are characterized by lower prices and by higher usage of pirated copies of software products. While those markets are also often much larger than a number of our traditional markets in Europe, to the extent that we cannot offset the effects of lower prices and higher incidents of pirated software usage, our revenues and profitability may be materially adversely affected. We have previously adjusted our US and European strategy slightly in order to increasingly focus on penetrating the high end US and European markets, in which such migration is less prevalent. In more recent years we also benefited from a “re-shoring” trend in Europe and to a greater extent in the US, where manufacturers return part of their activities from low cost labor markets back to their home countries.

We are reliant upon independent distributors to market and support our products.

We rely on independent distributors, to whom we refer as resellers, to market, sell, service and support our CimatronE and GibbsCAM families of products, worldwide. Generally, our relationships with our resellers are based on agreements with two-year terms (subject to rolling two-year extensions) and one year terms (subject to rolling one-year extensions) that enable resellers of our CimatronE and GibbsCAM products, respectively, to purchase our products at discounted prices. While we have exclusive relationships with certain of the resellers of our CimatronE products, and while certain resellers of our GibbsCAM products function as our only “sales agent” in a single country or region (although without an exclusivity agreement), there can be no assurance that any of these resellers will give high priority to the marketing and support of our products. The results of our operations could be adversely affected by changes in the financial condition of a reseller, which could occur rapidly, or to other changes in our current resellers’ business or marketing strategies. There can be no assurance that we will retain our current resellers, nor can there be any assurance that, in the event that we lose any of our resellers, we will be successful in recruiting other highly professional and technically competent resellers to represent us. Any such changes in our distribution channels, could materially adversely affect our business, operating results and financial condition.

Volatility in oil prices may significantly impact our customers’ costs of operations, which could cause unpredictable sales patterns for us by affecting demand for our products.

Many of our customers use oil-based products as an integral part of their manufacturing processes, including as components of their products. Volatility in the cost of crude oil, which is subject to many economic and political factors that are beyond our customers’ control, has resulted in substantial global fluctuations in the price of oil-based products in the last couple of years. These fluctuations have caused and may continue to cause periodic increases or decreases in the operating expenses of our customers. To the extent that these customers accordingly increase or decrease their prices, demand for their products may fall or rise, thereby causing a great deal of variability in their ability and readiness to purchase our products. In addition, in the case of a rise in oil prices and an accompanying rise in our customers’ expenses, as has been the case periodically over the course of the past couple of years, they may respond by exerting downward pressure on the prices that they are willing to pay for our products. That, in turn, could have an adverse effect on our business and results of operations.

We are exposed to shifts in the Euro-dollar exchange rate that may have a material adverse impact on our results of operations.

Primarily due to the activities of MicroSystem Srl, or Microsystem, our wholly-owned Italian Reseller, and Cimatron GmbH, our wholly-owned German Reseller, the revenues and expenses of which are almost entirely Euro-denominated, changes in the Euro - dollar exchange rate impact (and may materially impact) our revenues and expenses. Such impact could be adverse at times, and could cause fluctuations in our operating results that are beyond our ability to control.

Because of our international operations, changes in exchange rates against the U.S. dollar have and could continue to have a significant effect on our results of operations. In addition, local economic conditions or currency fluctuations could cause customers to decrease or cancel orders or default on payment.

Although a majority of our revenues are denominated and paid in U.S. dollars, a significant portion are not so denominated and paid. Therefore, inflation and fluctuations in the U.S. dollar exchange rate have and may continue to have a material effect on our revenue. In addition, a significant portion of our international sales is denominated in Euros, and in the future additional sales may be denominated in currencies other than U.S. dollars, thereby exposing us to gains and losses on non-U.S. currency transactions. In particular, while in 2012, the U.S. dollar depreciated in relation to the Euro by 2.0%, in 2011 and 2010, the U.S. dollar appreciated in relation to the Euro by 3.2% and 8.0%, respectively, due to the financial crises in several European Union countries, thereby adversely affecting the dollar-recorded value of our European-based sales and related revenues in those years, a trend that could return in 2013 or the future (all such changes reflect the change in the Euro-U.S. dollar exchange rate from the start to the conclusion of each such year). We may choose to limit this exposure by entering into hedging transactions. However, hedging transactions may not prevent exchange-related losses, and our business may be harmed by exchange rate fluctuations. Furthermore, as we seek to expand our sales to regions throughout the world, we might be exposed to risks of customers located in countries suffering from uncertain economic environments such as high inflation and solvency problems. Those issues and devaluation in local currencies of our customers relative to the U.S. dollar where our sales are denominated in U.S. dollars could cause customers to decrease or cancel orders or default on payment.

As applied to our Israeli operations, where we incur a portion of our operating expenses, to the extent that the value of the New Israeli Shekel, or NIS, appreciates relative to the U.S. dollar, our expenses on a U.S. dollar cost basis increase. We cannot predict any future trends in the rate of devaluation or appreciation of the NIS against the U.S. dollar. If the U.S. dollar cost of our operations in Israel continues to increase, our U.S. dollar-measured results of operations will be adversely affected. Although the NIS devalued against the U.S. dollar in 2012 by 7.8%, the NIS appreciated relative to the U.S. dollar by approximately 4.1% in 2011 and 4.9% in 2010 (based on the change in the average representative exchange rate over the course of each such year relative to the previous year).

Even if the NIS devalues relative to the U.S. dollar, the rate of inflation in Israel may exceed the rate of this devaluation or the timing of this devaluation may lag behind inflation in Israel.  The Israeli inflation rate was approximately 1.6%, 2.2% and 2.7% in 2012, 2011 and 2010, respectively, thereby increasing the U.S. dollar- recorded cost of our operations in Israel in those years and compounding the impact of the appreciation of the NIS relative to the U.S. dollar in 2011 and 2010 (and minimizing the impact of the devaluation of the NIS relative to the U.S. dollar in 2012).

If we are unable to accurately predict and respond to market developments or demands, or if our products are not accepted in the marketplace, our business will be adversely affected.

It is difficult to predict demand and CAD/CAM market acceptance for our solutions and products. We cannot guarantee that the market for our solutions and products will grow or that they will become widely accepted. If the market for our solutions and products, such as the new versions of CimatronE and GibbsCAM (CimatronE 11 and GibbsCAM 2012, respectively) that we released in 2012, does not develop as quickly as we expect, our future revenues and profitability will be adversely affected. Changes in technologies, industry standards, client requirements and new product introductions by existing or future competitors could render our existing offerings obsolete and unmarketable, or require us to develop new products. If our solutions and products do not achieve or maintain market acceptance or if our competitors release new products that achieve quicker market acceptance, have more advanced features, offer better performance or are more price competitive, our revenues may not grow and may even decline. In addition, if a product that we develop and introduce does not achieve market acceptance, we may not be able to recover the costs associated with developing the product, which would have a negative effect on our profitability.

If we are unable to attract, train and retain qualified personnel, we may not be able to achieve our objectives and our business could be harmed.

Our future success depends on our ability to absorb and retain senior employees and to attract, motivate and retain highly qualified professional employees. Competition for these employees can be intense, especially in a number of our key markets and locations. The process of locating, training and successfully integrating qualified personnel into our operations can be lengthy and expensive. The market for the qualified personnel that we require is very competitive because of the limited number of people available with the necessary technical and sales skills and understanding of our products and technology. This is particularly true for the markets in which the majority of our research and development personnel are located, namely Israel and the State of California, as competition for qualified personnel is intense in those markets. We may not be able to compete effectively for the personnel that we need. Any loss of members of senior management or key technical personnel, or any failure to attract or retain highly qualified employees as needed, could materially adversely affect our ability to achieve our research and development and sales objectives.

Under current Israeli and California law, we may not be able to enforce covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees.

We have entered into non-competition agreements with substantially all of our employees in Israel and California. These agreements prohibit our employees, during the term of their employment with us and after they cease working for us, from competing directly with us or working for our competitors for a limited period. However, under current Israeli and California law, we may be unable to enforce these agreements and it may be difficult for us to restrict our competitors from gaining the expertise that our former employees gained while working for us.

Risks Related to an Investment in Our Ordinary Shares

We cannot assure you that we will continue to remain profitable on an annual or quarterly basis in the future. Our inability to sustain our profitability would have an adverse impact on our share price following the period in which we would sustain a loss.

We had net income of approximately $3.7 million in 2012, an increase relative to net income of approximately $2.7 million in 2011 and of approximately $1.6 million in 2010. Although our improved results primarily reflect a combination of the positive effects of cost-cutting measures implemented due to the global economic downturn, which we initiated in 2009, and a growth in sales of new licenses and overall revenue growth in 2010, 2011 and 2012, we cannot be certain that such trends will continue, or will enable us to achieve positive results, in the future. We cannot assure you that we will remain profitable on an annual basis or avoid losses on a quarterly basis proceeding forward. If we incur losses in any given period, that will likely have an adverse impact on the market price of our ordinary shares.

We may experience significant fluctuations in our quarterly results, which makes it difficult for investors to make reliable period-to-period comparisons and may contribute to volatility in the market price of our ordinary shares.

Our quarterly revenues, gross profits and results of operations have fluctuated significantly in the past and may be subject to continued fluctuation in the future. The following events may cause such fluctuations:

•     changes in timing of orders, especially large orders, for our products and services;

•     changes in the prices for our products and services;

•     adverse economic conditions and international exchange rate and currency fluctuations;

•     delays in the implementation of our solutions by customers;

•     changes in the proportion of service and license revenues;

•     timing of product releases;

•     changes in the economic conditions of the various industries in which our customers operate;

•     price and product competition;

•     increases in selling and marketing expenses, as well as other operating expenses;

•     technological changes; and

•     political instability in the Middle East.

A substantial portion of our expenses, including most product development, selling and marketing expenses, must be incurred in advance of when revenue is generated. If our projected revenue does not meet our expectations, we are likely to experience a shortfall in our operating profit relative to our expectations, or, even an operating loss. As a result, we believe that period-to-period comparisons of our historical results of operations are not necessarily meaningful and that you should not rely on them as an indication for future performance. Also, our quarterly results of operations have, on separate occasions, been below the expectations of public market analysts and investors and the price of our ordinary shares subsequently decreased. If that would happen again in the future, the price of our ordinary shares would likely decrease again.

Our share price and trading volume have been volatile and may be volatile in the future and this could limit investors’ ability to sell shares at a profit and could limit our ability to successfully raise funds.

Since January 1, 2013 (through August 28, 2013), the closing price of our ordinary shares on NASDAQ has ranged from a low of $4.57 to a high of $11.65 and trading volume has been very volatile. The volatile price of our shares and the changing trading volume may make it difficult for investors to predict the value of their investment, to sell shares at a profit at any given time, or to plan purchases and sales in advance. A variety of factors may affect the market price of our ordinary shares including:

•	negative global macroeconomic developments;

•	developments concerning our existing or new collaborations or license agreements;

•	successfully reaching certain developmental milestones;

•	failure to raise capital on the capital markets;

•	achievement or rejection of regulatory approvals by our collaborators or us;

•	announcements of technological innovations by industry participants;

•	developments concerning proprietary rights, including patents;

•	regulatory developments in the United States, Israel and other countries;

•	economic or other crises and other external factors;

•	delay or failure by us or our collaborators in initiating, completing or analyzing pre-clinical or clinical trials or the unsatisfactory design or results of these trials;

•	changes in financial estimates by securities analysts;

•	our need and ability to raise additional funds;

•	our inability to disclose the commercial terms of, or progress under, our collaborations;

•	our inability to show and accurately predict revenues; and

•	sales of our ordinary shares.

We are not and will not be able to control many of these factors, and we believe that period-to-period comparisons of our financial results will not necessarily be indicative of our future performance.

In addition, the stock market in general, and software and other hi-tech companies in particular, have experienced extreme price and volume fluctuations that may have been unrelated or disproportionate to the operating performance of individual companies. These broad market and industry factors may seriously harm the market price of our ordinary shares, regardless of our operating performance.

Furthermore, the market prices of equity securities of companies that have a significant presence in Israel may also be affected by the changing security situation in the Middle East and particularly in Israel. As a result, these companies may experience difficulties in raising additional financing required to effectively operate and grow their businesses. The volatility of the securities market in general, and our share price in particular, may affect our ability to raise additional financing in the future.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our ordinary shares.

We may issue additional ordinary shares. The issuance of any additional ordinary shares could be substantially dilutive to shareholders. The market price of our ordinary shares could decline as a result of sales of our ordinary shares made pursuant to a primary offering by our company or the perception that such future offering could occur. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our shareholders bear the risk of our future offerings reducing the market price of our ordinary shares and (in the case of offerings by us) diluting their interests in us.

Risks Related to Licenses and Intellectual Property

We rely, to a certain extent, on third parties’ software. If we lose the ability to continue to license that software, our business could be materially adversely affected.

To date, most of the software relating to the CimatronE family of products has been developed internally by our research and development staff. However, to accelerate our product development and improve our time to market, we also review opportunities to acquire or license products or technologies from third parties. Mainly, we utilize software tools and engines that we acquire from Spatial Corp., a subsidiary of Dassault Systems, and D-Cubed, for the representation and processing of three dimensional objects and surfaces in order to expedite the continued development of our CimatronE product family. In addition, we use software from ModuleWorks GmbH, a German company, for advanced 5-Axis NC calculations, and advanced metal forming software from Forming Technologies Incorporated (FTI), a Canadian company. We rely, to a certain extent, upon such third parties’ abilities to enhance their current products and develop new products on a timely and cost-effective basis that will meet changing customer requirements and emerging industry standards or other technological changes. Our business would be disrupted if functional versions of the third party software that we rely on were either no longer available to us or no longer offered to us on commercially reasonable terms, and we may, as a result, suffer a material adverse effect on our business and operations. Most of the software relating to GibbsCAM has also been developed internally; however, our Cimatron Gibbs LLC subsidiary, like Cimatron, also relies on certain third party software and tools embedded in the GibbsCAM product.

We may not be successful in protecting our proprietary technology and related intellectual property, and this could result in the loss of revenue.

We primarily rely on a combination of trade secret, copyright and trademark laws, together with non-disclosure agreements and trademark measures (such as software protection “locks”), to establish and protect proprietary rights in our products. The measures afford only limited protection and, accordingly, there can be no assurance that the steps that we take to protect these proprietary rights will be adequate to provide misappropriation of the technology or independent development of similar technology by others. This is particularly a problem in foreign countries where the laws may not protect our proprietary rights as fully as the laws of the United States do. For instance, we have encountered significant piracy problems in certain jurisdictions, including in Brazil, Taiwan, Israel and China, where we face significant competition from pirated copies of our products. These problems may increase as many of our customers and their competitors migrate their businesses to lower cost labor markets in the Far East. Despite our best efforts to protect proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary.

We may be subject to litigation to determine the scope of proprietary rights of others.

Significant and protracted litigation may be necessary to protect our intellectual property rights, to determine the scope of the proprietary rights of others or to defend against claims of infringement. We believe that our systems do not infringe upon any existing third-party proprietary rights, and to our knowledge there have been no claims of infringement by us of third-party proprietary rights to date; however, there can be no assurance that any such claims will not be asserted against us in the future. If infringement is alleged, we could be required to discontinue the use of certain software codes or processes, to cease the manufacture, use and sale of infringing products, to incur significant litigation damages, costs and expenses and to develop non-infringing technology or to obtain licenses to the alleged infringing technology. There can be no assurance that we would be able to develop alternative technologies or to obtain such licenses on terms commercially acceptable to us, if at all.

Security breaches could compromise sensitive information belonging to us or our customers and could harm our business (including our intellectual property) and reputation.

The safeguarding of our information technology infrastructure is important to our business. A cyber-attack that bypasses our information technology (IT) security systems causing an IT security breach may lead to a material disruption of our IT business systems and/or the loss of business information, resulting in adverse business impact. Adverse effects could include:

•	adversely affected future results of operations due to the theft, destruction, loss, misappropriation or release of our confidential data or our intellectual property;

•	operational or business delays resulting from the disruption of IT systems and subsequent clean-up and mitigation activities; and

•	negative publicity resulting in reputation or brand damage with our customers, partners or industry peers.

Risks Related to our Operations in Israel

We may be adversely affected if the rate of inflation in Israel exceeds the rate of devaluation (if any) of the New Israeli Shekel against the U.S. dollar.

Our functional currency is the U.S. dollar, while a portion of our expenses, principally salaries and related personnel expenses, are incurred in NIS. As a result, we are exposed to the risk that the rate of inflation in Israel will exceed the rate of devaluation (if any) of the NIS in relation to the U.S. dollar or that the timing of any such devaluation will lag behind inflation in Israel. We cannot predict any future trends in the rate of inflation/ deflation in Israel. If the U.S. dollar cost of our operations in Israel increases, our U.S. dollar-measured results of operations will be adversely affected. The Israeli rate of inflation amounted to 2.7%, 2.2% and 1.6% for the years ended December 31, 2010, 2011 and 2012, respectively.

Security, political and economic instability in Israel may impede our ability to operate and harm our financial results.

Our principal executive offices and research and development facilities are located in Israel. In addition, a portion of our sales is made to customers in Israel. Accordingly, security, political and economic conditions in Israel may directly affect our business. Over the past several decades, a number of armed conflicts have occurred between Israel and its Arab neighbors. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could affect adversely our operations. From October 2000 until recently, terrorist violence in Israel increased significantly and negotiations between Israel and Palestinian representatives effectively ceased. In February 2006, Hamas, a radical Islamic organization, won the Palestinian Parliament elections. In July and August 2006, significant fighting took place between Israel and Hezbollah in Lebanon, resulting in rockets being fired from Lebanon into northern Israel. In December 2008 and January 2009 and again in November 2012, there was an escalation in violence between Israel and Hamas, and significant hostilities along Israel’s border with the Gaza Strip. Despite the cessation of such escalation, there can be no assurance that the relative calm that has been achieved will continue. Increased hostilities, future armed conflicts, political developments in other states in the region, or continued or increased terrorism could make it more difficult for us to conduct our operations in Israel, which could increase our costs and adversely affect our financial results.

In particular, since December 2010, a wave of demonstrations and civil protests has been taking place throughout the Arab states of the Middle East and North Africa, which has so far resulted in regime change in several states, including Egypt, with whom Israel signed a peace treaty in 1979, and the weakening of the regime in Syria. It is uncertain what impact these changes may have on Israel's relations with its Arab neighbors, in general, or on our operations in the region, in particular. Were these changes to result in the establishment of new fundamentalist Islamic regimes or governments more hostile to Israel, or, for example, were the new Egyptian regime to abrogate its peace treaty with Israel, this could have serious consequences for the peace and stability in the region, place additional political, economic and military confines upon Israel and could materially adversely affect our operations and limit our ability to sell our products to countries in the region.

Furthermore, several countries still restrict business with Israel and Israeli companies. These restrictive laws and policies may limit our ability to sell our products in those countries.

Our operations may be disrupted by the obligation of our personnel to perform military service.

Many of our officers and employees in Israel are obligated to perform annual military reserve duty and may be called to active duty under emergency circumstances. At various times over the last five years, there have been significant call-ups of military reservists, and it is possible that there will be additional call-ups in the future. While we have operated effectively despite these conditions in the past, we cannot assess what impact these conditions may have in the future, particularly if emergency circumstances arise. Our operations could be disrupted by the absence for a significant period of one or more of our executive officers or key employees or a significant number of our other employees due to military service. Any disruption in our operations would harm our business.

The government programs and tax benefits that we currently receive and previously received require us to meet several conditions and may be terminated or reduced in the future, which would increase our costs and taxes.

We benefit from certain government programs and tax benefits, particularly as a result of tax exemptions and reductions resulting from the approved enterprise status of our manufacturing facilities in Israel. To be eligible for these programs and tax benefits, we must continue to meet certain conditions. If we fail to meet such conditions in the future, the tax benefits would be canceled and we could be required to refund the tax benefits already received, together with an adjustment based on the Israeli consumer price index and an interest factor. These programs and tax benefits may not be continued in the future at their current levels or at any level. From time to time, the Israeli government has discussed reducing or eliminating the availability of these grants, programs and benefits, and changed the conditions we had to meet in order to benefit from the programs, and there can be no assurance that the Israeli government’s support of grants, programs and benefits will continue. If grants, programs and benefits available to us or the laws, rules and regulations under which they were granted are eliminated or their scope is further reduced, or if we fail to meet the conditions of existing grants, programs or benefits and are required to refund grants or tax benefits already received (together with interest and certain inflation adjustments) or fail to meet the criteria for future “Approved or Privileged Enterprises,” our business, financial condition and results of operations could be materially adversely affected including an increase in our provision for income taxes.

Furthermore, we have received grants from the Fund for the Encouragement of Overseas Marketing of the Israeli Government’s Ministry of Industry and Trade, or the Marketing Fund. We are obligated to pay the Markting Fund royalties amounting to 3% to 4% of the our incremental exports, up to a maximum of 100% of the grants received. On July 16, 2013, we received a letter from the Marketing Fund claiming that we did not properly calculate the amount of exports for the years 2008 through 2011. The Marketing Fund has requested that we provide export reports calculated based on the Marketing Fund’s alleged method of calculation . On August 1, 2013, we responded to the Marketing Fund stating our position that we believe we properly calculated the amount of exports.  In the event that it is determined that we should follow the Marketing Fund’s approach, we would be required to pay royalties in the amount of the entire not-yet repaid grant of approximately $0.6 million.

It may be difficult to effect service of process and enforce judgments against directors or officers in Israel.

We are incorporated in Israel. The majority of our executive officers and directors are located outside of the United States, and a majority of our assets and the assets of these persons are located outside of the United States. Therefore, a judgment obtained against us or any of them in the United States, including one based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States and may not be enforced by an Israeli court. Further, if a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency. It also may be difficult for you to assert U.S. securities law claims in original actions instituted in Israel, since Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agreed to hear such a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus and the other documents we have filed with the Securities and Exchange Commission that are incorporated herein and therein by reference contain forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, regarding our strategy, future operations, future financial position, future revenues, future operating margins, projected costs, prospects, plans for growth, future product introductions and other plans, objectives of management or other projected financial items are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would” “could”, “forecast”, “strategy”, “future”, “should”, “will be”, “will continue”, “will likely result” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Such statements include, but are not limited to: the anticipated growth of the markets in which we operate, and their impact on our business; the deployment and market acceptance of CAD/CAM software solutions; future revenue growth and fluctuations in our operating results; our ability to develop and market updated versions of our existing products; future costs and expenses; and financing requirements.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. We have included important factors in the cautionary statements included in this prospectus supplement and the accompanying prospectus, particularly as set forth and incorporated by reference in the “Risk Factors” section, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future dispositions, strategic alliances, joint ventures, collaborations or investments we may make.

You should read this prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference in this prospectus supplement completely and with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds of this offering, after deducting the underwriting discounts and estimated offering expenses payable by us, will be approximately $               (or approximately $                   if the underwriter’s over-allotment option is exercised in full).

We currently intend to use the net proceeds from the sale of the securities offered pursuant to this prospectus supplement for general corporate purposes and working capital requirements. We may also use a portion of the proceeds from the offering to fund potential acquisitions, although we currently have no definitive understandings or agreements related to any such acquisition. We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. Accordingly, our management will have broad discretion and flexibility in applying the net proceeds from the sale of securities sold pursuant to this prospectus supplement.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2013:

•	on an actual basis; and

•
on an as adjusted basis to give effect to the receipt by us of estimated net proceeds of $          million from the issuance and sale of             ordinary shares offered by us, based on the public offering price of $       per share, after deducting the estimated underwriting discounts and estimated offering expenses payable by us.

You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited consolidated financial statements and the notes thereto incorporated by reference in this prospectus supplement.

	As of June 30, 2013
($ in thousands, other than per share data)	Actual	As Adjusted
	(unaudited)	(unaudited)

Cash and cash equivalents	9,577

Short term bank credit	(2,500)
Shareholders’ equity
Ordinary shares of NIS 0.10 per share, 19,950,000 shares authorized; issued and outstanding, actual; and 9,361,897 issued and outstanding, as adjusted	313
Paid-in capital and other capital surplus	11,037
Treasury stock	(752)
Retained earnings	1,582
Accumulated comprehensive loss	(80)
Noncontrolling interest	25
Total shareholders’ equity	12,125
Total capitalization	19,202

UNDERWRITING

We have entered into an underwriting agreement with Roth Capital Partners, LLC, as sole underwriter. Subject to the terms and conditions of the underwriting agreement, the underwriter has agreed to purchase from us the number of ordinary shares set forth opposite its name below.

Underwriter	Number of Shares
Roth Capital Partners, LLC

The underwriting agreement provides that the underwriter is obligated to purchase all of the ordinary shares in the offering if any are purchased, other than those shares covered by the over-allotment option described below.

The underwriting agreement provides that we will indemnify the underwriter against certain liabilities that may be incurred in connection with this offering, including liabilities under the Securities Act, or to contribute payments that the underwriter may be required to make in respect thereof.

We have granted an option to the underwriter to purchase up to                      additional ordinary shares at the public offering price per share, less the underwriting discount, set forth on the cover page of this prospectus supplement. This option is exercisable during the 30-day period after the date of this prospectus supplement. The underwriter may exercise this option only to cover over-allotments made in connection with this offering.

The underwriter has advised us that the underwriter proposes to offer the ordinary shares to the public at the public offering price per share set forth on the cover page of this prospectus supplement. The underwriter may offer shares to securities dealers, who may include the underwriter, at that public offering price less a concession of up to $       per share. After the offering to the public, the offering price and other selling terms may be changed by the underwriter.

The following table shows the per share and total underwriting discount to be paid to the underwriter by us. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares.

Total
	Per Share	No Exercise	Full Exercise
Underwriting discount to be paid by us	$	$	$

We estimate that the Company’s expenses of the offering will be approximately $        .

We have agreed not to offer, sell, contract to sell, pledge, grant options to purchase, or otherwise dispose of any ordinary shares or securities exchangeable for or convertible into our ordinary shares for a period of 90 days after the date of this prospectus supplement without the prior written consent of Roth Capital Partners, LLC. This agreement does not apply to any existing employee benefit plans. Our directors and officers have agreed, subject to certain exceptions, not to, directly or indirectly, sell, hedge, or otherwise dispose of any ordinary shares, options to acquire ordinary shares or securities exchangeable for or convertible into ordinary shares, for a period of 90 days after the date of this prospectus supplement without the prior written consent of Roth Capital Partners, LLC. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Roth Capital Partners, LLC waives, in writing, such an extension. Notwithstanding the foregoing, if the Company has “actively traded securities” within the meaning of Rule 101(c)(1) of Regulation M of the Exchange Act, and otherwise satisfies the requirements set forth in Rule 139 of the Securities Act of 1933 that would permit Roth Capital Partners, LLC to publish issuer-specific research reports pursuant to Rule 139, the lock-up period shall not be extended upon the occurrence of (1) or (2) above.

In connection with this offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our ordinary shares. Specifically, the underwriter may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus supplement. This creates a short position in our ordinary shares for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. To close out a short position or to stabilize the price of our ordinary shares, the underwriter may bid for, and purchase, ordinary shares in the open market. The underwriter may also elect to reduce any short position by exercising all or part of the over-allotment option. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If the underwriter sells more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriter may also impose a penalty bid. This occurs when the underwriter or a dealer repays selling concessions allowed to it for distributing our ordinary shares in this offering because the underwriter repurchases that stock in stabilizing or short covering transactions.

These activities may stabilize or maintain the market price of our ordinary shares at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriter is not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on The NASDAQ Capital Market, in the over-the-counter market, or otherwise.

Notice to Prospective Investors

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any ordinary shares which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any ordinary shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)           to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)           to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than ˆ43,000,000 and (3) an annual net turnover of more than ˆ50,000,000, as shown in its last annual or consolidated accounts;

(c)           by the underwriter to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriter for any such offer; or

(d)           in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall result in a requirement for the publication by the issuer or the underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any ordinary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any ordinary shares to be offered so as to enable an investor to decide to purchase any ordinary shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

In the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

In the State of Israel, the ordinary shares offered hereby may not be offered to any person or entity other than the following:

(a)           a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;

(b)           a provident fund as defined in Section 47(a)(2) of the Income Tax Ordinance of the State of Israel, or a management company of such a fund;

(c)           an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741-1981, (d) a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for their own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(d)           a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(e)           a company that is licensed as an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;

(f)            a company that is a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(g)           an underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968;

(h)           a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);

(i)            an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and

(j)            an entity, other than an entity formed for the purpose of purchasing ordinary shares in this offering, in which the shareholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.

Any offeree of the ordinary shares offered hereby in the State of Israel shall be required to submit written confirmation that it falls within the scope of one of the above criteria. This prospectus supplement will not be distributed or directed to investors in the State of Israel who do not fall within one of the above criteria.

LEGAL MATTERS

Certain legal matters concerning this offering relating to Israeli law will be passed upon for us by Meitar Liquornik Geva Leshem Tal, Ramat Gan, Israel. Certain legal matters in connection with this offering relating to U.S. law will be passed upon for us by Greenberg Traurig, LLP, Boston, Massachusetts. Certain legal matters in connection with this offering will be passed on for the underwriter by Goodwin Procter LLP, New York, New York.

EXPERTS

The consolidated financial statenents of Cimatron Limited and its subsidiaries as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 incorporated by reference in this prospectus supplement have been so incorporated in reliance on the report of Brightman Almagor Zohar & Co., a member of Deloitte Touche Tohmatsu, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form F-3 with the SEC under the Securities Act of 1933. This prospectus supplement and the accompanying prospectus are part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. We are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports with the SEC, including annual reports on Form 20-F, which we are required to file by April 30 of each year. We also furnish to the SEC, under cover of Form 6-K, material information that we are required to make public in Israel, that we file with, and that is made public by, any stock exchange on which our shares are traded, or that we distribute, or that is required to be distributed by us, to our shareholders.

You should refer to the registration statement for further information with respect to us and our securities. Statements contained in this prospectus supplement as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement. Copies of the registration statement, including exhibits, may be obtained without charge at the website maintained by the SEC at www.sec.gov, or may be inspected without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from that reference room upon payment of the fees prescribed by the SEC. You can find additional information about us at our website, http://www.cimatron.com. The information contained on, or linked from, our website is not a part of this prospectus supplement or the accompanying prospectus, and should not be relied upon with respect to this offering.

As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. In addition, our officers, directors and principal shareholders are exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus supplement. We incorporate by reference the following information or documents that we have filed with the SEC:

•	Our annual report on Form 20-F for the year ended December 31, 2012, filed with the SEC on April 30, 2013;

•
Our reports of foreign private issuer on Form 6-K furnished to the SEC on: : May 13, 2013 (but excluding the second, third and fourth full paragraphs of the press release appended as Exhibit 1 thereto); May 20, 2013; May 21, 2013 (both reports furnished on that day); May 29, 2013; June 24, 2013, and August 1, 2013; August 13, 2013 (excluding the third, fourth and fifth full paragraphs of the press release appended as Exhibit 99.1 thereto) and

•	The description of our ordinary shares, nominal value NIS 0.10 per share, set forth in our report of foreign private issuer on Form 6-K, furnished to the SEC on September 7, 2009.

In addition, all amendments to the foregoing reports and all subsequent annual reports on Form 20-F and any reports of foreign private issuer on Form 6-K subsequently furnished to the SEC or portions thereof that we specifically identify in such Forms 6-K as being incorporated by reference into the registration statement of which this prospectus supplement forms a part, until the offering of the ordinary shares covered by this prospectus supplement terminates, shall be considered to be incorporated by reference into the prospectus that is supplemented by this prospectus supplement and shall be considered a part of such prospectus from the date of filing or furnishing of such documents.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus supplement or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We will deliver to each person (including any beneficial owner) to whom this prospectus supplement and the accompanying prospectus has been delivered a copy of any or all of the information that has been incorporated by reference therein but not delivered therewith. We will provide this information upon written or oral request, and at no cost to the requester. Requests should be directed to:

Cimatron Ltd.
11 Gush Etzion Street, Givat Shmuel, 54030, Israel
Tel.: +972-3-531-2121
Fax: +972-3-531-2097
Attn.: Chief Financial Officer

Prospectus

$20,000,000
Ordinary Shares

We may offer and sell from time to time in one or more offerings our ordinary shares having an aggregate offering price up to $20,000,000.

Each time we sell ordinary shares pursuant to this prospectus, we will provide in a supplement to this prospectus the price and any other material terms of any such offering. Any prospectus supplement may also add, update or change information contained in the prospectus. You should read this prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference or deemed incorporated by reference into this prospectus, carefully before you invest in any securities. This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement.

Our ordinary shares are traded on the Nasdaq Capital Market under the symbol “CIMT”.

Based on the closing sale price of our ordinary shares on the Nasdaq Capital Market on July 1, 2013, which was $6.05, the aggregate worldwide market value of our outstanding ordinary shares held by non-affiliates as of such date was $56,639,476.85. There were 9,361,897 ordinary shares outstanding as of such date, all of which were held by non-affiliates. As of the date hereof, we have not offered any securities pursuant to the registration statement of which this prospectus forms a part or any similar registration statement during the prior 12 calendar month period that ends on and includes the date hereof.

Investing in our ordinary shares involves a high degree of risk. Risks associated with an investment in our ordinary shares will be described in the applicable prospectus supplement and are and will be described in certain of our filings with the Securities and Exchange Commission, as described in “Risk Factors” on page 2.

The ordinary shares may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers, or through a combination of such methods. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.” If any underwriters are involved in the sale of our ordinary shares with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on completeness or the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2013

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, utilizing a “shelf” registration process. Under this shelf registration process, we may offer from time to time up to $20,000,000 in the aggregate of our ordinary shares in one or more offerings. We sometimes refer to our ordinary shares as the “securities” throughout this prospectus.

Each time we sell ordinary shares, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of such offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement together with additional information described below under “Where You Can Find More Information and Incorporation by Reference.”

This prospectus does not contain all of the information provided in the registration statement that we filed with the Commission. For further information about us or our ordinary shares, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find More Information and Incorporation by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information that we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

We may sell our ordinary shares to underwriters who will sell the securities to the public at a fixed offering price or at varying prices determined at the time of sale. The applicable prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters, dealers or agents and, in the case of a sale by us, the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to:

“Cimatron,” the “Company,” the “Registrant,” “us,” “we” and “our” are to Cimatron Limited, an Israeli company, and its consolidated subsidiaries.

“Our shares,” “ordinary shares” and similar expressions refer to our Ordinary Shares, par value 0.10 New Israeli Shekels, or NIS, per share.

“Dollars”, “US dollars” or “$” are to United States Dollars.

ABOUT CIMATRON LIMITED

We design, develop, manufacture, market and support a family of modular, high-performance, CAD/CAM software products. Our products provide an integrated design through manufacturing solution for small-to-medium-sized companies and manufacturing divisions of large corporations, and interface easily with other CAD/CAM systems. They offer high-end functionality, especially in the areas of design for manufacturing and manufacturing, at an attractive price/performance ratio. These attributes have made our CAD/CAM products especially popular in the design and manufacturing segments of the CAD/CAM market, particularly among mold, tool, die and fixture makers, as well as discrete part manufacturers. We focus our research and development efforts on providing complete design through manufacturing solutions to the specific needs of this market segment. We are committed to providing mold, tool, die and fixture makers and discrete part manufacturers with comprehensive, cost-effective CAD/CAM solutions that streamline manufacturing cycles, enable collaboration with outside vendors and shorten delivery time. Following our merger with Gibbs System, we have enhanced our product offering for discrete part manufacturers.

Our full, legal name is Cimatron Ltd. and we were incorporated under Israeli law in 1982. Our corporate headquarters are located at 11 Gush Etzion Street, Givat Shmuel 54030, Israel. Our telephone number is 972-73-237-0114 and our web site is located at http://www.cimatron.com. The information on our website is not incorporated by reference into this prospectus and should not be relied upon with respect to this offering. Our U.S. agent is Cimatron Technologies, Inc., with an address at 41700 Gardenbrook Road, Suite 100, Novi, Michigan 48375.

RISK FACTORS

Investing in our ordinary shares involves risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 20-F, and in our updates, if any, to those risk factors in our Reports of Foreign Private Issuer on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, and any accompanying prospectus supplement will contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Also, documents that we incorporate by reference into this prospectus, including documents that we subsequently file with the Commission, will contain forward-looking statements. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “may,” “will,” “could,” “should,” “expect,” “anticipate,” “intend,” “estimate,” “believe,” “project,” “plan,” “assume” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained or incorporated by reference in this prospectus and any prospectus supplement regarding our future strategy, future operations, projected financial position, proposed products, estimated future revenues, projected costs, future prospects, the future of our industry and results that might be obtained by pursuing management’s current plans and objectives are forward-looking statements.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus, the date of any prospectus supplement, or, in the case of forward-looking statements incorporated by reference, the date of the filing that includes the statement. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus and supplements to this prospectus under the caption “Risk Factors,” as well as in our most recent Annual Report on Form 20-F, including without limitation under the captions “Risk Factors” and “Operating and Financial Review and Prospects,” and in other documents that we may file with the Commission, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus and any prospectus supplement.

OFFER STATISTICS AND EXPECTED TIMETABLE

We may sell from time to time pursuant to this prospectus (as may be detailed in prospectus supplements) an indeterminate number of ordinary shares as shall have a maximum aggregate offering price of $[20,000,000]. The actual per share price of the ordinary shares that we will offer pursuant hereto will depend on a number of factors that may be relevant as of the time of offer (see “Plan of Distribution” below).

PRICE RANGE OF OUR SHARES

Our ordinary shares were quoted on the NASDAQ Global Market System (formerly the NASDAQ National Market) from March 1996 until April 17, 2001, from which time our ordinary shares have been traded on the NASDAQ Capital Market (formerly the Nasdaq SmallCap Market). Through April 16, 2000, we were quoted under the symbol CIMTF and since April 17, 2000 we have been quoted under the symbol CIMT. The ordinary shares are not listed on any other stock exchange and are not publicly traded outside of the United States. The table below sets forth the high and low bid prices of the ordinary shares, as reported by NASDAQ during the indicated fiscal periods:

Period	High (U.S. $)	Low (U.S. $)
Six most recent months:
June 2013	6.67	5.25
May 2013	8.63	6.30
April 2013	8.70	5.92
March 2013	8.95	5.35
February 2013	12.88	7.17
January 2013	8.58	4.46
Two most recent full financial years and subsequent periods, by quarter:
Second Quarter 2013	8.70	5.25
First Quarter 2013	12.88	4.46
Fourth Quarter 2012	4.85	3.67
Third Quarter 2012	4.29	3.01
Second Quarter 2012	4.69	3.66
First Quarter 2012	4.11	3.03
Fourth Quarter 2011	4.50	2.82
Third Quarter 2011	4.06	3.02
Second Quarter 2011	3.94	2.93
First Quarter 2011	5.10	2.56
Five most recent financial years:
2012	4.85	3.01
2011	5.10	2.56
2010	3.58	0.98
2009	1.41	0.56
2008	3.98	0.65

On July 1, 2013, the closing price of our ordinary shares on the NASDAQ Capital Market was $6.05.

REASONS FOR THE OFFER AND USE OF PROCEEDS

Our management will have broad discretion over the use of the net proceeds from the sale of our securities pursuant to this prospectus. Unless otherwise indicated in any accompanying prospectus supplement, we currently intend to use the net proceeds from the sale of the securities offered pursuant to this prospectus for general corporate purposes and working capital requirements. We may also use a portion of the proceeds from the offering to fund potential acquisitions, although we currently have no definitive understandings or agreements related to any such acquisition.

PLAN OF DISTRIBUTION

Securities and Exchange Commission rules limit the usage of the registration statement of which this prospectus forms a part. Assuming that the aggregate worldwide market value of our common equity held by non-affiliates remains below $75 million, we may only sell, pursuant hereto, such number of ordinary shares, which constitutes, together with all other ordinary shares sold pursuant to the registration statement of which this prospectus forms a part, or any similar primary offering under a registration statement on Form F-3, during the period of 12 calendar months immediately prior to, and including, such sale, no more than one-third (1/3) of the worldwide aggregate market value of our common equity held by non-affiliates. Based on the closing sale price of our ordinary shares on the Nasdaq Capital Market on July 1, 2013, which was $6.05, and a total of 9,361,897 outstanding ordinary shares held by non-affiliates as of such date, the aggregate worldwide market value of our outstanding ordinary shares held by non-affiliates as of such date was $56,639,476.85. As of the date hereof, we have not offered any securities pursuant to the registration statement of which this prospectus forms a part or any similar registration statement during the prior 12 calendar month period that ends on and includes the date hereof.

We may sell the offered ordinary shares on a negotiated or competitive bid basis to or through underwriters or dealers. We may also sell the ordinary shares directly to institutional investors or other purchasers or through agents. We will identify any underwriter, dealer, or agent involved in the offer and sale of the ordinary shares, and any applicable commissions, discounts and other terms constituting compensation to such underwriters, dealers or agents, in a prospectus supplement.

We may distribute our ordinary shares from time to time in one or more transactions:

—	at a fixed price or prices, which may be changed;

—	at market prices prevailing at the time of sale;

—	at prices related to such prevailing market prices; or

—	at negotiated prices.

Only underwriters named in the prospectus supplement are underwriters of our securities offered by the prospectus supplement.

If underwriters are used in the sale of our ordinary shares, such shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless stated otherwise in a prospectus supplement, the obligation of any underwriters to purchase our ordinary shares will be subject to certain conditions and the underwriters will be obligated to purchase all of the applicable shares if any are purchased. If a dealer is used in a sale, we may sell our ordinary shares to the dealer as principal. The dealer may then resell the shares to the public at varying prices to be determined by the dealer at the time of resale. In effecting sales, dealers engaged by us may arrange for other dealers to participate in the resales.

We or our agents may solicit offers to purchase ordinary shares from time to time. Unless stated otherwise in a prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. In addition, we may enter into derivative sale or forward sale transactions with third parties, or sell ordinary shares not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such transaction, the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell ordinary shares covered by this prospectus and the applicable prospectus supplement. If so, the third party may use shares borrowed from us or others to settle such sales and may use shares received from us or others to close out any related short positions. We may also loan or pledge shares covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned shares or, in the event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus and the applicable prospectus supplement. The third party in such transactions will be an underwriter and will be identified in the applicable prospectus supplement or in a post-effective amendment.

In connection with the sale of our ordinary shares, underwriters or agents may receive compensation (in the form of discounts, concessions or commissions) from us or from purchasers of securities for whom they may act as agents. Underwriters may sell ordinary shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of our ordinary shares may be deemed to be “underwriters” as that term is defined in the Securities Act of 1933, or the Securities Act, and any discounts or commissions received by them from us and any profits on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Compensation as to a particular underwriter, dealer or agent might be in excess of customary commissions and will be in amounts to be negotiated in connection with transaction involving our ordinary shares. We will identify any such underwriter or agent, and we will describe any such compensation paid, in the related prospectus supplement. Maximum compensation to any underwriters, dealers or agents will not exceed any applicable FINRA limitations.

Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

If stated in a prospectus supplement, we will authorize agents and underwriters to solicit offers by certain specified institutions or other persons to purchase our ordinary shares at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specific date in the future. Institutions with whom such contracts may be made include commercial savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but shall in all cases be subject to our approval. Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The obligations of any purchase under any such contract will be subject to the condition that the purchase of the ordinary shares shall not be prohibited at the time of delivery under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of such contracts.

If underwriters or dealers are used in the sale, until the distribution of our ordinary shares is completed, Commission rules may limit the ability of any such underwriters and selling group members to bid for and purchase the shares. As an exception to these rules, representatives of any underwriters are permitted to engage in certain transactions that stabilize the price of the shares. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares. If the underwriters create a short position in the ordinary shares in connection with the offering (in other words, if they sell more shares than are set forth on the cover page of the prospectus supplement), the representatives of the underwriters may reduce that short position by purchasing shares in the open market. The representatives of the underwriters also may elect to reduce any short position by exercising all or part of any over-allotment option we may grant to the underwriters, as described in the prospectus supplement. In addition, the representatives of the underwriters may impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase shares in the open market to reduce the underwriters’ short position or to stabilize the price of our ordinary shares, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering. In general, purchases of a security for the purpose of stabilizing or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have the effect of causing the price of the securities to be higher than it would otherwise be. If commenced, the representatives of the underwriters may discontinue any of the transactions at any time. These transactions may be effected on any exchange on which our ordinary shares are traded, in the over-the-counter market, or otherwise.

Certain of the underwriters or agents and their associates may engage in transactions with and perform services for us or our affiliates in the ordinary course of their respective businesses.

EXPENSES

We are paying all of the expenses of the registration of our ordinary shares under the Securities Act and compliance with blue-sky laws, including registration and filing fees, printing and duplication expenses, administrative expenses, accounting fees and the legal fees of our counsel. We estimate these expenses to be approximately $2,928  which at the present time include the following categories of expenses:

SEC registration fee		$2,728
Printing, EDGAR and photocopying fees		200
Legal fees and expenses	$	N/A
Accounting fees and expenses	$	N/A
Miscellaneous expenses	$	N/A
Total		$2,928

In addition, we anticipate incurring additional expenses in the future in connection with the offering of our ordinary shares pursuant to this prospectus. Any such additional expenses will be disclosed in a prospectus supplement.

LEGAL MATTERS

The validity of the ordinary shares being offered hereby will be passed upon for us by Meitar Liquornik Geva & Leshem Tal, Law Offices, Ramat-Gan, Israel.

EXPERTS

The financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 20-F for the year ended December 31, 2012 have been audited by Brightman Almagor Zohar & Co., a member of Deloitte Touche Tohmatsu, an independent registered public accounting firm,  as stated in their report which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are an Israeli company and are a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act. As a result, (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act, and (3) until November 4, 2002, we were not required to make our SEC filings electronically, so that many of those filings are not available on the Commission’s website. However, since that date, we have been making all required filings with the Commission electronically, and these filings are available over the Internet as described below.

In addition, we are not required to file reports and financial statements with the Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the Commission an Annual Report on Form 20-F containing financial statements audited by an independent registered public accounting firm. We also furnish reports on Form 6-K containing unaudited financial information for the first three quarters of each fiscal year and other material information that we are required to make public in Israel, that we file with, and that is made public by, any stock exchange on which our shares are traded, or that we distribute, or that is required to be distributed by us, to our shareholders.

You can read and copy any materials we file with the Commission at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the Commission Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site that contains information we file electronically with the Commission, which you can access over the Internet at http://www.sec.gov. You may also access the information we file electronically with the Commission through our website at http://www.cimatron.com. The information contained on, or linked from our website does not form part of this prospectus.

This prospectus is part of a registration statement on Form F-3 filed by us with the Commission under the Securities Act. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits thereto filed with the Commission. For further information with respect to us and the ordinary shares offered hereby, you should refer to the complete registration statement on Form F-3, which may be obtained from the locations described above. Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

We incorporate by reference in this prospectus the documents listed below, and any future Annual Reports on Form 20-F or Reports of Foreign Private Issuer on Form 6-K (to that extent that any such Form 6-K indicates that it is intended to by incorporated by reference herein) filed with the Commission pursuant to the Exchange Act prior to the termination of the offering. The documents that we incorporate by reference are:

—	our Annual Report on Form 20-F for the fiscal year ended December 31, 2012;

—
our Reports of Foreign Private Issuer on Form 6-K filed with the Commission on each of: May 13, 2013 (but excluding the second, third and fourth full paragraphs of the press release appended as Exhibit 1 thereto); May 20, 2013; May 21, 2013 (both Reports furnished on that day); May 29, 2013; and June 24, 2013; and

—	the description of our ordinary shares set forth in our Report of Foreign Private Issuer on Form 6-K filed with the Commission on September 7, 2009.

The information that we incorporate by reference is an important part of this prospectus, and later information that we file with the Commission will automatically update and supersede the information contained in this prospectus.

We shall provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at Cimatron Ltd., 11 Gush Etzion Street, Givat Shmuel, 54030, Israel; Tel: +972-073-237-0114, Fax: +972-073-237- 0115; Attention: Ilan Erez, Chief Financial Officer.

ENFORCEABILITY OF CIVIL LIABILITIES

Service of process upon us and upon our directors and officers and the experts named in his prospectus, most of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because a major portion of our assets and most of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

There is doubt as to the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel. However, subject to specified time limitations, an Israeli court may declare a foreign civil judgment enforceable if it finds that:

–	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment,

–	the judgment is no longer appealable,

–
the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy, and

–	the judgment is executory in the state in which it was given.

Even if the above conditions are satisfied, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel.

An Israeli court also will not declare a foreign judgment enforceable if:

–	the judgment was obtained by fraud.

–	there was no due process,

–	the judgment was rendered by a court not competent to render it according to the laws of private international law in Israel,

–	the judgment is at variance with another judgment that was given in the same matter between the same parties and which is still valid, or

–	at the time the action was brought in the foreign court a suit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israel court, it generally will be payable in Israeli currency. Judgment creditors must bear the risk of unfavorable exchange rates.

                          Ordinary Shares

CIMATRON LTD.

PROSPECTUS

JULY 2, 2013

            Ordinary Shares

Cimatron Limited

PROSPECTUS SUPPLEMENT , 2013

Roth Capital Partners